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                                                                     EXHIBIT 8.1



               FORM OF TAX OPINION OF BROBECK, PHLEGER & HARRISON



Fritz Companies, Inc.


706 Mission Street


San Francisco, CA 94103



RE: FRITZ COMPANIES, INC.'S ACQUISITION OF INTERTRANS


    CORPORATION/TAX OPINION



Gentlemen:



     You have requested our opinion with respect to certain federal income tax consequences of the acquisition of Intertrans Corporation ("Intertrans") by Fritz Companies, Inc. ("Fritz"). The acquisition will be accomplished by a merger of a wholly owned subsidiary of Fritz, Fritz Air Freight ("Subsidiary"), with and into Intertrans (the "Merger") pursuant to an Agreement and Plan of Reorganization dated as of February 14, 1995, as amended, (the "Merger Agreement"), among Fritz, Intertrans and Subsidiary.



     In rendering the opinion expressed herein, we have reviewed the Merger Agreement, the Registration Statement on Form S-4 of Fritz covering the common stock of Fritz to be issued in the Merger (the "Registration Statement") and such other documents as we have deemed necessary or appropriate for purposes of this opinion.



     We have relied upon the accuracy of the factual statements and representations set forth in the Merger Agreement and the Registration Statement. In addition, we are relying upon certain further representations relating to the Merger to be provided by Fritz, Intertrans and certain shareholders of Intertrans. This opinion is expressly conditioned upon the accuracy, as of the effective time of the Merger (the "Effective Time"), of the aforementioned factual statements and representations. We have not undertaken, nor are we in a position to undertake, any independent investigation to verify the accuracy of such factual statements or representations.



FACTS RELATING TO THE MERGER



     Based on the aforementioned documents, factual statements and representations, we understand the relevant facts relating to the Merger to be as follows:



     1. Fritz is a Delaware corporation. Subsidiary is a California corporation. Intertrans is a Texas corporation.



     2. At the Effective Time, Subsidiary will be merged with and into Intertrans in accordance with the applicable provisions of the Texas Business Corporation Act and California General Corporation Law. Intertrans will be the surviving corporation, and the separate existence of Subsidiary will cease as a result of the Merger. Intertrans will succeed to all assets, rights, liabilities and obligations of Subsidiary as a matter of law and will otherwise continue unaffected and unimpaired by the Merger. Each outstanding share of Subsidiary's stock will be converted into one share of common stock of Intertrans.



     3. At the Effective Time, all issued and outstanding shares of Intertrans common stock ("Intertrans Stock") (other than shares held by Intertrans shareholders perfecting dissenters' rights) will automatically be converted into Fritz common stock ("Fritz Stock") in accordance with the terms of the Merger Agreement. At the Effective Time, Intertrans will have no capital stock outstanding other than the Intertrans Stock.



     4. No fractional shares of Fritz Stock will be issued in connection with the Merger. Each Intertrans shareholder who otherwise would be entitled to a fractional share of Fritz Stock will be entitled to a cash payment in lieu of such fractional share as prescribed in the Merger Agreement.



     5. The Merger Agreement was negotiated by Fritz and Intertrans at arm's length, and the performance of the Merger Agreement is intended to provide each Intertrans shareholder with Fritz Stock having a fair

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Fritz Companies, Inc.


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market value approximately equal to the fair market value of the Intertrans
Stock to be surrendered in exchange therefor.



      6. The Intertrans shareholders do not, and will not on or before the Effective Time, have a plan or intention to sell, exchange, or otherwise dispose of Fritz Stock to be received in the Merger (or to dispose of Intertrans Stock in anticipation of the Merger) such that the shareholders of Intertrans will not receive or retain a meaningful continuing equity ownership in Fritz that is sufficient to satisfy the continuity of interest requirements as specified in
Section 1.368-1(b) of the Treasury Regulations and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.



      7. Fritz has no present plan or intention to reacquire any of the shares of Fritz Stock to be issued in the Merger.



      8. Fritz has no present plan or intention to liquidate Intertrans, to merge Intertrans with or into another corporation after the Merger, or to cause Intertrans to sell or otherwise dispose of any of its assets after the Merger (except for dispositions of assets made in the ordinary course of business or the payment of expenses incurred by Intertrans pursuant to the Merger).



      9. Subsidiary will have no liabilities that are assumed by Intertrans in the Merger and will not transfer to Intertrans any assets subject to liabilities in the Merger.



     10. Prior to the Merger, Fritz will be in control of Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").



     11. Fritz has no plan or intention to cause Intertrans to issue additional shares of its stock that would result in Fritz losing "control" of Intertrans within the meaning of Section 368(c) of the Code.



     12. Following the Merger, Fritz will cause Intertrans to continue its historic business.



     13. Fritz, Intertrans, Subsidiary and the shareholders of Intertrans will each pay their own expenses incurred in connection with the Merger.



     14. There is no intercorporate indebtedness existing between Fritz and Intertrans that was issued, acquired, settled or that will be settled at a discount.



     15. Fritz does not own, nor has it owned during the past five years, any shares of the stock of Intertrans.



     16. No two parties to the Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.



     17. On the date of the Merger, the fair market value of the assets of Intertrans will exceed its liabilities.



     18. Neither Fritz, Intertrans nor Subsidiary is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.



     19. The payment of cash in lieu of fractional shares of Fritz Stock is for the purpose of avoiding the expense and inconvenience to Fritz of issuing fractional shares. The payment does not represent separately bargained-for consideration. No Intertrans shareholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Fritz Stock.



     20. Following the Merger, Intertrans will hold "substantially all" of its and Subsidiary's assets within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder. For this purpose, any amounts paid by Intertrans or Subsidiary to Intertrans shareholders who receive cash or other property, any amounts used by Intertrans or Subsidiary to pay reorganization expenses, and any redemptions and distributions (except for regular, normal dividends) or payments to shareholders asserting dissenters' rights made by Intertrans in contemplation of the Merger, in connection with the Merger and/or pursuant to a plan or intention at the Effective Time will be included as assets of Intertrans or Subsidiary, respectively, immediately prior to the Merger.

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Fritz Companies, Inc.


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     21. Upon the Merger, shares of Intertrans Stock representing "control" of
Intertrans, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Fritz. For this purpose, any shares of Intertrans Stock exchanged for cash or other property originating from Fritz will be treated as outstanding Intertrans Stock on the date of the Merger.



     22. Upon the Merger, Intertrans will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Intertrans that, if exercised or converted, would affect Fritz's acquisition or retention of control of Intertrans, as defined in
Section 368(c) of the Code.



OPINIONS



     We are of the opinion that, assuming the consummation of the Merger in accordance with the Merger Agreement and the accuracy of the factual statements and representations set forth above as of the Effective Time and subject to the exceptions, limitations and qualifications discussed below, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

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     Our opinion is subject to the exceptions, limitations and qualifications set forth below.



     A. This opinion represents only our best legal judgment as to the probable outcome of the tax issues addressed herein and is not binding on the Internal Revenue Service or the courts. Our opinion is based on the Code and existing judicial decisions and administrative pronouncements, all of which are subject to change at any time, prospectively or retroactively. No assurance can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change could significantly alter the tax consequences of the Merger.



     B. This opinion addresses only the tax consequences specifically enumerated above and does not address any other federal, state, local or foreign tax consequences that may result to Fritz, Intertrans or their shareholders from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In addition, we express no opinion regarding the tax consequences of the Merger that may be relevant to particular classes of Intertrans shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax and foreign persons. We furthermore express no opinion as to the tax treatment of the Merger to holders of warrants, options or other rights to purchase Intertrans Stock. Finally, we express no opinion as to the tax consequences to any party of any compensation for services paid (in cash or in kind) in connection with or pursuant to the Merger.



     C. No opinion is expressed as to the Merger if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any of the statements, representations or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be altered and may not be relied upon.



     D. This opinion is intended solely for the purpose of the satisfaction of the condition set forth in Section 8.01(f) of the Merger Agreement. This opinion may not be relied upon by any person or entity other than Fritz and Subsidiary and may not be made available to any other person or entity without our prior written consent.



                                          Very truly yours,



                                          BROBECK, PHLEGER & HARRISON